Sub-Item 77O
Rule 10f-3 Transaction

DREYFUS VARIABLE INVESTMENT FUND
- Quality Bond Portfolio


On January 9, 2008, Quality Bond Portfolio, a series of Dreyfus Variable Investment Fund (the "Fund"), purchased $125,000 of a corporate bond issued by Kroger Co, (6.15% 01/15/2020, CUSIP No.: 501044CH2) (the "Bonds") at a purchase price of $99.749 per unit. The Bonds were purchased from an underwriting syndicate of which BNY Capital Markets, Inc., an affiliate of the Fund, was a member. BNY Capital Markets, Inc. received no benefit in connection with the transaction. The following is a list of the syndicate's primary members:

BNY Capital Markets, Inc.
Citigroup Global Markets
RBS Greenwich Capital
Bank of America Securities
Bank of New York
CastleOak Securities
JP Morgan
Lazard Capital Markets
Rabobank Nederland
US Bank

Accompanying this statement are materials presented to the Board members of the Fund, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on July 15, 2008.